Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus
Registration Statement No. 333-277211
October 16, 2025
Filed Pursuant to Rule 433
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and
Stock-Linked Underlying Supplement dated February 21, 2024)

Trigger Jump Securities Based on the Performance of the Common Stock of UnitedHealth Group Incorporated, due May 5, 2027

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	May 5, 2027
Underlying shares:	The common stock of UnitedHealth Group Incorporated (Bloomberg symbol: “UNH” UN) (the “Company”)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪       If the final price is greater than or equal to the initial price: $1,000 + the upside payment

In no event will the payment at maturity exceed the sum of $1,000 and the upside payment.

▪       If the final price is less than the initial price but greater than or equal to the trigger price: $1,000

▪       If the final price is less than the trigger price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than $800 per $1,000 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Upside payment:	$310.00 per security (at least 31.00% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Share performance factor:	final price / initial price
Trigger price:	80% of the initial level
Initial price:	The official closing price of the underlying shares on the pricing date
Final price:	The official closing price of the underlying shares on the valuation date.
Valuation date*:	April 30, 2027
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	October 31, 2025
Original issue date*:	November 5, 2025 (3 business days after the pricing date).
Estimated initial value:	The estimated initial value of the securities on the pricing date is expected to be between $912.50 and $962.50 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.
CUSIP:	40447DKF4
ISIN:	US40447DKF41
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925099933/tm2527726d289_fwp.htm
**The trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	The securities do not pay interest or guarantee any return of principal .
•	The appreciation potential of the securities is fixed and limited.
•	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.

Risks Relating to the Underlying Shares

•	Single stock risk
•	No affiliation with the Company.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities .
•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the securities .
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares.
•	There is limited anti-dilution protection.
•	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not the Company.
•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.